Exhibit 99.2

communications simplified.

RadNet, Inc.

First Quarter 2024 Financial Results Conference Call

May 9, 2024

C O R P O R A T E P A R T I C I P A N T S

Howard Berger, President, Chief Executive Officer

Mark Stolper, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

John Ransom, Raymond James

Andrew Mok, Barclays

Yuan Zhi, B. Riley Securities

Jim Sidoti, Sidoti & Co.

P R E S E N T A T I O N

Operator

Good morning, everyone, and welcome to the RadNet Inc. First Quarter 2024 Financial Results Conference Call.

All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one using your touchtone telephone. To withdraw your question, you may press star, then two. We also note today’s event is being recorded.

At this time, I’d like to turn the floor over to Mark Stolper, Executive Vice President and Chief Financial Officer. Sir, please go ahead.

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Mark Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s first quarter 2024 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31, 2023. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Howard Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our first quarter 2024 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions.

I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference this morning.

Let’s begin. I am very pleased with our performance in the first quarter. It was the strongest first quarter in our Company’s history with record revenue, Adjusted EBITDA and adjusted earnings. Relative to last year’s first quarter, total Company revenue increased 10.5%, imaging center revenue increased 9.9%, and the new digital health revenue segment increased 32.3%. Imaging center revenue was driven by heavy demand in virtually all of our markets despite being adversely impacted in the quarter on the east coast by several snowstorms and in California by unusual rainstorms and flooding.

Nevertheless, we continue to benefit from the increasing utilization of diagnostic imaging within healthcare, as well as the shift of procedural volumes away from the more expensive hospital alternatives to ambulatory freestanding centers like the ones we operate. Also contributing to the strong revenue performance was the positive impact of improved reimbursement from commercial and capitated payors who recognize the important role we are playing as a lower priced alternative to hospital-based imaging.

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Lastly, our top line is benefiting from the continuing shift in modality mix towards advanced imaging, MR, CT and PET CT, where the revenue per scan is substantially higher than the routine imaging. This is both a function of an overall industry trend as well as the significant capital investment we have made in the last few years in advanced imaging equipment for growth and upgrades.

Driving the revenue growth within the digital health was the AI business, including our EBCD - Enhanced Breast Cancer Detection breast cancer screening AI-powered initiative, which grew 118.8% quarter over last year’s same quarter. Adjusted EBITDA was also a first quarter record. In conjunction with the strong revenue results which I just discussed, our focus on operational efficiency, improved management and utilization of labor, investments in information technology and effective cost control contributed to a total Company Adjusted EBITDA which increased 21.4% from last year’s first quarter.

Another contributing factor to Adjusted EBITDA growth was the disproportionate growth in the higher profit margin digital health segment businesses. Cumulatively, these factors drove a 120 basis point increase in our Adjusted EBITDA margin as compared with last year’s first quarter. While we are pleased with this margin expansion, I remain convinced we have further opportunity to improve margins.

The strong operating results in the first quarter relative to our internal budget, combined with ongoing operating trends that have continued into the second quarter resulted in our decision to increase 2024 full year guidance ranges for revenue, Adjusted EBITDA, and free cash flow. Mark will discuss this in more detail in his prepared remarks.

We continue a multi-faceted approach to accelerate our growth. With respect to acquisitions, some of you may have seen our two recent announcements regarding our entry into the Houston, Texas market. Upon quarter end, we completed the acquisition of the seven imaging centers of Houston Medical Imaging. In addition, we announced a second acquisition in April of six American Health imaging centers to be completed in June. Texas is the first new state we have entered since 2020. The Houston metropolitan marketplace, encompassing about 7.3 million people, is the fourth most populous city and the second fastest growing metropolitan area in the United States. We are confident of the opportunity for further acquisitions, de novo build-outs as desirable, health system partnerships, and other means of expansion which include bringing our artificial intelligence and leading edge clinical and operating digital health solutions to the patients and referring communities of greater Houston.

Also during the first quarter, we completed a tuck-in acquisition of four centers in the Antelope Valley, north of Los Angeles. New market acquisitions like Houston and the in-market tuck-in acquisitions like that in Antelope Valley will be a continuing part of our growth strategy.

Twenty-twenty-four will be a year of reinvestment in our business to accelerate future growth. We currently have 12 de novo facilities in various stages of development which will open for operations throughout the remainder of the year. These are on top of the two de novos which opened in the first quarter. These facilities are located in markets where we have patient backlogs, require additional capacity, or where we currently lack access points to service particular patient populations. While these projects are requiring us to make capital investments above our normal spending, we are confident that these centers will be material contributors to our long term performance and growth.

We continue to grow our hospital and health system joint venture businesses. Currently, 137 of our 375 centers, or 36.5% are held within health system partnerships. Our partners are some of the largest and most successful systems in our geographies. Partners include RWJBarnabas in New Jersey, Memorial Care, Dignity Health, Lifebridge, University of Maryland, Advantis, Cedars Sinai, and others. These and other systems are seeking solutions for long term strategy around outpatient imaging and have recognized that cost effective and efficient freestanding centers will continue to capture share from hospitals as payors and patients alter their site of care towards lower cost, high quality facilities.

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Our hospital and health system partners have been instrumental in increasing our procedural volumes with their physician relationships. During the first quarter, we added seven additional centers to our joint venture with Dignity Health in Arizona through the acquisition of facilities which were previously owned by Cigna’s Evernorth Care Group, and upon quarter close, we formed a new seven-center joint venture with Providence Health System in the northern and eastern San Fernando Valley of Los Angeles. Furthermore, our Dignity joint venture in Ventura County recently acquired four imaging centers in Oxnar and Ventura. Including these joint venture expansions and others upon which we are working, we expect to have close to 40% of our centers held within health system partnerships by year end 2024.

We continue to make progress in the digital health segment. As some of you remember, we announced earlier this year the formation of the RadNet digital health financial reporting segment, effective January 1, 2024, which combined the eRAD and DeepHealth operating system software businesses into what was our clinical AI reporting segment in 2023. The financial impact of these digital health businesses has great potential for RadNet, both as a customer of the DeepHealth OS and AI solutions, and of course as the owner of these businesses which sell their solutions to customers outside of RadNet. Software businesses, in particular SaaS-based models can operate at significantly higher margin than RadNet’s core imaging center segment and require less capital investment.

Within digital health, we continue to sell, service and support eRAD solutions to new and existing customers while we focus on the ongoing development of the next generation DeepHealth OS cloud-based operating system and generative AI modules. We continue to believe that DeepHealth OS could have a major impact in lowering cost and increasing efficiency in the areas of patient scheduling, preauthorization, insurance verification, reporting, revenue cycle management, and analytics. We will begin testing some of the AI-enabled automation tools of the DeepHealth OS in the third and fourth quarters of this year and aim to have commercially available solutions in the first half of 2025.

Our enhanced breast cancer diagnostic mammography offering continues its rollout in central and northern California. We expect implementation to be substantially complete as early as the end of the second quarter. Adoption rates continue to rise in the east coast and are now approaching 40%. While the implementation in southern California is more recent, we are encouraged from initial adoption rates, which are significantly higher than those experienced at the beginning of the east coast rollout. Aidence Lung and Quantive Prostate and Neural AI Solutions are also expanding their customer base, predominantly in Europe. This has been highlighted in the United Kingdom, where Aidence is the partner of choice for the full country rollout of the NHS targeted lung health check lung cancer screening program.

Finally, we continue to improve liquidity and financial leverage. We ended the first quarter with a cash balance of $527 million and a net debt to adjusted ratio of slightly more than one time. Included in that cash balance were approximately $219 million of net proceeds from a successful stock offering we completed in March. Additionally, subsequent to the end of the first quarter and completed on April 18, we opportunistically refinanced our debt facilities. With this financing, we were able to reduce our cost of capital, extend maturities, and add an additional approximately $168 million to RadNet’s cash balance. With all of this, RadNet is in the best financial condition in its history and is poised for accelerated growth.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2024 performance. When he is finished, I will make some closing remarks.

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Mark Stolper

Thank you, Howard. I’m now going to briefly review our first quarter 2024 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our first quarter performance. I will also provide an update to 2024 financial guidance levels which were released in conjunction with our 2023 year-end results in March.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests and subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common stockholders is included in our earnings release.

With that said, I’d now like to review our first quarter 2024 results.

For the first quarter of 2024, RadNet reported total Company revenue of $431.7 million and Adjusted EBITDA of $58.5 million. Revenue increased $41.1 million or 10.5% and Adjusted EBITDA increased $10.3 million or 21.4% as compared with the first quarter of 2023.

Breaking this performance down to the individual operating segments, our imaging center segment reported revenue of $417 million and Adjusted EBITDA of $54.9 million. This was an increase of $37.6 million or 9.9% in revenue and an increase of $6.8 million or 14.1% in Adjusted EBITDA as compared with last year’s first quarter. Driving this performance were strong aggregate and same center procedural volumes, the impact of higher reimbursement we are receiving from commercial and capitated payors, the gradual movement towards advanced imaging, and tight expense control.

The digital health segment reported revenue of $14.7 million and Adjusted EBITDA of $3.5 million during the quarter. Revenue increased $3.6 million or 32.3% and Adjusted EBITDA increased $3.5 million or 17,500% as compared with the first quarter of 2023. Digital health’s significant growth was due in part to a $2.5 million or 118.8% increase in AI revenue, which climbed to $4.7 million during the first quarter of 2024.

Total Company net loss for the first quarter of 2024 was $2.8 million as compared with a total Company net loss of $21 million for the first quarter of 2023. Net loss per share for the first quarter of 2024 was negative $0.04 compared with a net loss per share of negative $0.36 in the first quarter of 2023, based upon a weighted average number of diluted shares outstanding of 69.3 million shares in 2024 and 57.7 million shares in 2023.

There were a number of unusual or one-time items impacting the first quarter, including the following: $1.2 million of non-cash gain from interest rate swaps, $1 million expense related to leases for our de novo facilities under construction that have not yet opened for operations, $2 million non-cash increase to contingent consideration related to completed acquisitions, and $3.3 million of non-capitalized research and development expenses with respect to our new DeepHealth cloud OS and generative AI. Adjusting for the above items, total Company adjusted earnings was $5 million for the quarter and diluted adjusted earnings per share was $0.07 per share during the first quarter of 2024. This compares with total Company adjusted loss of $13 million and diluted adjusted loss per share of negative $0.22 during the first quarter of 2023.

For the first quarter of 2024 as compared with the prior year’s first quarter, MRI volume increased 11.7%, CT volume increased 9.1%, and PET CT volume increased 17.5%. Overall volume, taking into account routine imaging exams inclusive of X-ray, ultrasound, mammography, and all other exams increased 5.7% over the prior year’s first quarter. On a same center basis including only those centers which were part of RadNet for both the first quarters of 2024 and 2023, MRI volume increased 9.9%, CT volume increased 6.5%, and PET CT volume increased 15.3%. Overall same center volume, taking into account all routine imaging exams, increased 3.8% over the prior year same quarter.

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In the first quarter of 2024, we performed 2,646,951 total procedures. The procedures were consistent with our multi-modality approach whereby 74.3% of all the work we did by volume was from routine imaging. Since we now have a table of our aggregate procedure volumes broken down by modality in our earnings release, I won’t go through the numbers, but want to make the following point. In his remarks, Dr. Berger mentioned that we are experiencing a slow shift to higher acuity procedures, or what we call advanced imaging. In the first quarter of this year, 25.7% of our procedures were from MRI, CT and PET CT. In last year’s first quarter, this metric was 24.5%, a shift of 1.2% of our procedure volumes towards advanced imaging. With higher pricing and better margins, more advanced imaging improves our financial results, including our operating margins.

Overall, GAAP interest expense for the first quarter of 2024 was $16.3 million as compared with $15.7 million during last year’s first quarter. In the first quarter of 2024, cash interest expense, which includes payments to and from counterparties on our interest rate swaps and net interest income from our cash balance, was $10.5 million. This compares with $17.5 million in the first quarter of 2023. The lower cash interest expense this quarter is primarily the result of more interest income on larger cash balances, as well as the timing of cash interest paid on our term loan.

With regards to our balance sheet, as of March 31, 2024 unadjusted for bond to term loan discounts, we had $317.1 million of net debt, which is our total debt at par value less our cash balance. This compares with $789.2 million of net debt at March 31, 2023. Note that this debt balance includes New Jersey imaging network debt of $142.5 million, for which RadNet is neither a borrower nor guarantor. As of March 31, 2024, we were undrawn on our $195 million line of credit and had a cash balance of $527 million.

At March 31, 2024, our accounts receivable balance was $189.6 million, an increase of $25.9 million from year end 2023. The increase in accounts receivable is primarily the result of some collection delays resulting from the cyber attack on Change Healthcare and the normal first quarter effect of cash collections from the resetting of patient deductibles each year in January. Despite the impact from the Change Healthcare breach, our DSOs, or days sales outstanding, was 34.9 days at March 31, 2024, near a historic low.

Through March 31, 2024, we had total capital expenditures net of proceeds from the sale of imaging equipment of $64.4 million. This total includes $6.9 million spent under equipment notes and the remainder spent in cash. Note that each year, we front-load the majority of our capital decisions into the first part of the year and have been spending extraordinarily on growth CapEx to fund the 12 de novo facilities in construction, which are scheduled to open before year end.

At this time, I’d like to update and revise our 2024 financial year guidance levels, which we released in conjunction with our fourth quarter and year-end 2023 results. Given the positive trends we are experiencing in virtually all aspects of our business and the strong financial performance of the first quarter, which is continuing into the second quarter, we are revising upwards certain guidance levels in anticipation of financial results that we believe will exceed our original expectations for 2024.

For revenue, we increased our guidance level for the imaging center segment by $25 million, both at the low end and the top end of the range. Also for the imaging center segment, we’ve increased our EBITDA guidance by $5 million at the low end and the high end of our range. Our guidance level is now $255 million to $265 million. For capital expenditures for the imaging center segment, we increased our guidance both at the low end and the high end of the range by $5 million. For cash paid for interest, due to the refinancing transaction and our much larger cash balance, we’ve decreased our cash paid for interest this year by $3 million, both at the low end and the high end of the range, and anticipate our cash interest expense to be $37 million to $42 million, and we increased our free cash flow generation guidance level by $3 million to $68 million to $78 million.

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For the digital health segment, we increased our EBITDA guidance by $1 million both at the low end and the high end of the range to $13 million to $15 million. We increased our non-capitalized R&D expenditures by $1 million to $12 million to $14 million, and all other guidance ranges remain the same for the digital health platform.

I’ll now discuss reimbursement with respect to Medicare. With respect to Medicare reimbursement for 2025, there is nothing to report at this time. As is typical each year, we are expecting CMS to release a preliminary rate schedule sometime in June or July, at which time we will analyze CMS’ proposal and our industry’s lobbying groups will provide CMS our industry’s feedback. At the time of our second quarter financial results call, we will be in a position to comment on CMS’ proposal and its impact, if any, upon RadNet’s future results.

However, we did receive some good news in March regarding 2024 Medicare rates. Effective March 9 of this year as part of the Consolidated Appropriations Act, 1.72% of the 3.4% scheduled reduction in the conversion factor of the 2024 Medicare fee schedule was eliminated on a prospective basis. The reduction of the cut applies to all of our Medicare billings from March 9 through the end of this year. As some of you may remember, the original proposed cut was going to reduce our 2024 revenue by an estimated $7 million to $8 million, thus the mitigation gives back almost half of this amount, thereby increasing our 2024 revenue by $3.4 million relative to our original expectations and budget.

At this point, I’d like to turn the call back to Dr. Berger, who will make some closing remarks.

Howard Berger

Thank you, Mark.

As we move towards the half-year point of 2024, we are excited about the initiatives we have for the remainder of the year. We are particularly encouraged by the progress we are making in digital health. As we continue to improve and accelerate growth in the core imaging center business, our digital health initiatives are poised to help us drive more revenue, reduce costs, and increase margins. We remain convinced that the successful future of any imaging business will be heavily dependent upon the automation and efficiency by which patients and clinical data is managed, analyzed and processed.

This is the driver for our development of the new DeepHealth OS, which will be the delivery platform for solutions which automate business processes and more effectively manage patient and clinical data. We expect DeepHealth OS to further automate processes that today principally rely on human labor in the areas of patient scheduling, clinical reporting, medical coding, sales and marketing, workflow improvement and analytics. In this vein, we are currently making investments in foundation generative AI models. It is faster and less expensive for data scientists to use pre-trained foundation models to develop new machine learning applications rather than train unique machine learning models from the ground up. When trained on broad data sets, these models can support a diverse range of use cases, tasks that foundation models can perform, including language processing, visual comprehension, code generation and human decision making. Advances in available foundation models will enable us to design and test AI solutions more quickly and at a lower cost, giving us a distinct advantage when applied to the enormous database of clinical and business information we own.

While we develop DeepHealth OS, we continue to grow revenue from our clinical AI solutions for breast, lung and prostate cancer screening. Our objective is to design and deploy these tools and others that lower the cost and increase the accuracy of cancer diagnosis in a form that can be packaged to create widespread population health initiatives and screening. Our breast cancer AI and the EBCD program exemplifies this opportunity. Our breast AI is improving the productivity and accuracy of our radiologists while providing a valuable benefit to our patients for which they are willing to self pay.

We are formulating similar screening programs for prostate, lung and other chronic diseases for both domestic and international markets, as we firmly believe that healthcare needs to shift towards prevention and early detection and not just focus on treating patients who are already sick. We look forward to updating you further on the progress of our digital health initiatives in the coming quarters.

Operator, we are now ready for the question-and-answer portion of the call.

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Operator

Ladies and gentlemen, at this time we’ll begin the question-and-answer session. To ask a question, you may press star, and then one using a touchtone telephone. To withdraw your question, you may press star, and two. If you are using a speakerphone, we do ask that you please pick up the handset prior to pressing the keys to ensure the best sound quality. Once again, that is star, and then one to join the question queue. We’ll pause momentarily to assemble the roster.

Our first question today comes from Brian Tanquilut from Jefferies. Please go ahead with your question.

Brian Tanquilut

Hey, good morning guys. Congrats on a really, really strong quarter.

Maybe my first question, just given the strength that we’re seeing here, curious, Mark or Howard, what you are seeing in terms of the continued strength maybe into the quarter. I know, Mark, that you alluded to that a little bit, but also pricing seems strong, so maybe if you can share with us any color on the pricing strength as well.

Howard Berger

Good morning, Brian, thank you for your question. In regards to pricing, we have, over the past several years, tried to transform at least RadNet from being what we have traditionally called ourselves, price takers, to at least the opportunity to sit down and negotiate pricing with the various payors, other than Medicare, of course, and Medicaid. But this past year and starting out in 2024, we’ve taken a position, particularly given the enormous demand that we have in backlogs, that contracts as they come up for renewal need to be at pricing levels that we think are appropriate, not only for maintaining and sustaining the health of our Company and for the benefit of our patients and referring physicians, but take into account increasing costs, primarily for labor, that we have been incurring now for the past couple of years.

When we’re not able to reach an agreement as to what we believe are fair and sustainable rates, there are particular examples that I can give you with our capitation contracts, we’re prepared to go to fee-for-service, and which effectively did happen over the latter part of last year and beginning of this year, where at least two of our contracts have moved to fee-for-service at rates substantially higher than what we were able to agree for renewing the contracts if we stayed with capitation. I think this is really a function of finally being in a position where we’re not just going to accept pricing from any payor that isn’t consistent with the appropriate business models and need for us not only to cover increasing cost, but as you can see from our investment through our CapEx and building of de novo centers, a significant commitment that we have to improving access and improving the state of the art technology by which we pride ourselves as being top of the industry.

I think both of those have resonated well. We are successful virtually in all of our negotiations, and I think that has contributed in part to the improved margins that Mark discussed in his remarks. I think this will be a continuing effort on our part to continually monitor not only what the appropriate rates are but also the tools by which we and everybody else in healthcare are burdened by, once we do a procedure, collecting those procedures. Our revenue cycle management group as well as the contracting groups work hand in hand as we come up with these contract renewals to make certain that we get paid for every procedure that we do and at rates that we think are not only consistent with our needs, but still remain far lower than the alternative in many of our markets for hospital-based work.

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Brian Tanquilut

Then Howard, maybe just on the volume, just your expectation for the continuation of the strength you’re seeing there.

Howard Berger

Yes, well I think that’s perhaps one of the hidden milestones in our reporting here, Brian. There is clearly a trend towards using more advanced imaging as both the technology improves and as the marketplace realizes the benefits and begins to adopt these. A 1.2% increase in our overall procedural volume shifting from routine imaging to advanced imaging has been a remarkable achievement to demonstrate this.

In particular, I would like to point out the enormous increase that we’ve seen and which we will continue to accelerate, is PET CT. As I’ve discussed on previous remarks and closed calls, we are the largest providers now of what they call PSMA - PET CT scanning, which has been transformative for the diagnosis and treatment of prostate cancer and is a substantial component of the almost, I believe it was 15% same store increase in PET CT scanning between 2023 and first quarter of 2024. That, we think will continue to accelerate as this becomes more and more adopted by not only the neurologic community but others who oversee the treatment of prostate cancer.

I also think that we may eventually in the latter part of this year see a similar increase in PET CT scanning, as well as MR scanning from the new Alzheimer’s drugs that have now been approved, but which require both PET CT scanning and ongoing MRI scanning for monitoring. At this point, I think in the first quarter, we’ve done about 300 of these exams on a national scale with backlogs and demand for far more than that as more and more people not only become aware of this, but as the criteria for doing these become more adopted and accessible to make certain that the patients get reimbursed adequately—or appropriately, I should say, from the various payors.

The trends that I think we’re seeing in imaging, particularly advanced imaging, will continue. We hope to also continue a shift into cardiac imaging and preventative cardiovascular disease that we will be investing more time and human resources in, to building up for a procedure for screening for cardiac disease which I believe will be a standard as far as population health and cardiovascular screening, probably in the very near future and for which imaging is the poster child to managing good care and good outcomes. I expect advanced imaging to also benefit from the technology improvements which are allowing us to do better throughout on our existing systems which we can’t upgrade, or new systems where the processing time or scanning time has been reduced significantly, and which allows us to facilitate and handle some of our backlog, which is another reason why we’re increasing our advanced imaging business. I think we’ll be very happy to update you on our progress in all these regards in our second and subsequent quarters of this year.

Brian Tanquilut

Awesome, and then maybe just a follow-up question for Mark. How are you thinking about balancing the spend on CapEx between maintenance CapEx and growth CapEx? Just curious what your philosophy is there at this point. Thanks.

Mark Stolper

Yes, thanks for the question, Brian. That philosophy changes year by year, depending upon what’s on our plate; but what I would tell you is that this year, we’re projecting upwards of about $130 million worth of CapEx spend. More than half of that is going to be earmarked for the construction and development of the de novo facilities, as Dr. Berger mentioned. We opened up two facilities in the first quarter, one in Maryland, one in California, and we’ve got 12 other facilities that are in various stages of construction and completion, that should open up by year end. Most of these centers cost on average $5 million to $6 million to build, so if you’re talking about 12 centers at $6 million, we’re talking about $70 million of CapEx spend just on those de novo facilities, which is more than half of our spend this year.

We have shifted a fair bit of our CapEx and we are spending extraordinarily right now to accelerate growth, which we expect to start seeing some contribution from these centers in the latter half of this year and into 2025. It’s been a strategic …

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Brian Tanquilut

Awesome, congrats again.

Mark Stolper

I’m sorry, Brian, did you say something?

Brian Tanquilut

Oh, sorry.

Mark Stolper

Yes, no problem. We have had a strategic change or strategic shift in our thinking around CapEx because of the opportunity that exists to accelerate growth due to the fact that there is just significant volumes out there, heavy volumes that today we’re not able to avail ourselves of, either because we’ve got capacity constraints in some of these markets or we just simply don’t have access points that can service patient populations that currently today we’re not servicing.

Brian Tanquilut

All right, got it. Thank you.

Mark Stolper

Thanks, Brian.

Operator

Our next question comes from John Ransom from Raymond James. Please go ahead with your question.

John Ransom

Hey, good morning. This is an obvious question, but when you guys have a 100 basis point mix shift to higher cost scans, does that pretty much drop to the bottom line?

Howard Berger

Yes, it does, John. Are you talking about our margin improvement, John?

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John Ransom

Yes.

Howard Berger

Yes, yes. It was 120 basis points, but—okay. Yes, but it …

John Ransom

Well, that was hypothetically. Every 100 BPs—I was saying hypothetically, every 100 BPs is 100 BPs (inaudible) as well.

Howard Berger

Yes, I think a substantial portion of that, probably 80% of it, in that range, drops down to the bottom line, which is one of the reasons why we’re very focused on reporting that this year, more so than prior years.

John Ransom

I know you’ve talked about this, but it seems like that’s just a structural trend that will go out into the future, this mix shift?

Howard Berger

I believe so, I believe so.

John Ransom

Yes, okay.

Howard Berger

Yes, last year I think it was contributed by the improvement in reimbursement and shift of higher profit margin business, the advanced imaging. I think in subsequent quarters and years, it will be impacted by the implementation of our new DeepHealth operating system and automation of what have been up to this point largely manual processes.

John Ransom

Great, and just two others from me. As we think about the cadence of the year for AI eRAD, is that still on track to be—is there any acceleration in that profitability curve or is it still on—is that part of your $5 million or is it still on—is most of the $5 million in the core imaging sector?

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Howard Berger

Yes, I think we expect some acceleration on two fronts. One is further implementation and adoption of our EBCD program, which we’re very pleased with and I think has provided some outstanding results, one of which I’ll mention and that was released, interestingly, this morning from the Cancer Moonshot White House program, is that we have detected 450 cancers so far with the use of this breast screening tool that might have otherwise gone undetected, so the notion of enhanced or earlier breast cancer detection is a reality.

As we get further implementation on the west coast, which is continuing to ramp up, and as we continue to improve, I think, the patient adoption of this, we could alter our guidance on that perhaps later or in subsequent quarters. Also, some other initiatives that we’re starting, one of which is what we’re calling EPS, or enhanced prostate screening, is something that we’re now rolling out as a self-pay opportunity for men to come in at a fairly nominal price, get an MRI scan with artificial intelligence, even if they’re asymptomatic and are just looking for greater confidence than routine blood tests that are used primarily for prostate screening. We expect that to be something that probably will become more apparent in our financial results towards the end of the year. We’ve had some very good results and some testing sampling that we’ve done, much like in breast screening, finding early cancers that are certainly going to lead to better outcomes for men who choose this pathway.

John Ransom

Great, and the last one from me, just on M&A, I know you don’t put future M&A in your guide, but if we’re spitballing and we’re six months down the road, should we expect the probability of just more tuck-in deals in existing markets, or what are the odds, do you think, you’ll wrestle one of these elephants to the ground? Thanks.

Howard Berger

Okay. I think tuck-ins will be a continual part of our acquisition and growth opportunity. We find those to be very targeted in our existing markets, if you will, and both on the east coast and west coast, there’s a constant pipeline of requests that we’re getting for further opportunities in our existing markets. Much like we demonstrated in Houston, when we entered that market just this quarter, April 1, if there’s other markets where we can find a good platform company to build a longer term presence in a market, we would look at those. Those may become a little bit more expensive than the tuck-in acquisitions, but they do represent a longer term platform to expand our reach. I think you can continue to see those along with the de novos as being a very important component of this year’s growth.

John Ransom

Great, thanks so much.

Howard Berger

Thanks John.

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Operator

Our next question comes from Andrew Mok from Barclays. Please go ahead with your question.

Andrew Mok

Hi, good morning. Wanted to follow up on the digital health segment and the DeepHealth capability. One, can you help us understand what the adoption rate is for the EBCD AI option, and then would love to hear more on the cost savings and throughput efficiencies that this could drive in imaging centers. Thanks.

Howard Berger

Sure, good morning, Andrew. As I mentioned, I think in my remarks, on the east coast, where we’ve had the longest experience with EBCD, our current adoption is about 40% of all of the patients that are offered EBCD, that actually enroll and pay $40 for that procedure. We have found that to be consistent with our expectations and believe, though, that we can drive that number higher. We’re hoping that, at least on the east coast and perhaps even by the second half of this year, that number could approach 50%.

On the west coast, the adoption rate is in the 32%, 33% range, but that is also very comforting to us because that’s higher than what we started off with on the west coast …

Mark Stolper

East coast.

Howard Berger

I’m sorry, on the east coast, and the west coast has learned some of the tools. But I have to caution everybody that this is an educational process. It’s not something that we simply ask somebody to sign up for without giving them a lot of the background and benefits of these tools. As we learn more and more about what the issues are and questions that our patients have for these procedures, the more, I think, effective we are in communicating that benefit and the more receptive our patients are.

I would tell you it is my firm belief that artificial intelligence as it relates to breast screening and mammography is state of the art and will be the routine sometime in the future, and we expect there to be some form of reimbursement for it; but during this period, we want our patients to benefit from the investments that we’ve made and the opportunity.

I would also like to include that not only do we detect the breast cancers more accurately and earlier, we’re also having an impact on recall rates, so that fewer of our patients, when some sort of further diagnostic work is necessary is being determined, artificial intelligence is giving greater confidence that some of these call-backs in fact just need to be watched and don’t need to go through further diagnostic work-ups, such as biopsies and other procedures. The benefit here is substantial in both regards.

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In terms of our radiologists, I think we’re comfortable feeling that our radiologists are more accurate and confident now as they get more and more use of artificial intelligence, and we think we can get perhaps as much as a 15% to 20% improvement in their productivity simply because the majority of the breast screenings that we do are normal scans, and they have a greater confidence level when the artificial intelligence confirms their initial impression of the mammogram being normal. I think there’s a win-win-win for everybody in this remarkable new achievement, for which we are continuing to evolve further tools not only in breast but, as we mentioned, in lung and prostate, where we expect similar results and benefits.

I’d also like to again mention the fact that we’re going to embark on an accelerated program for cardiovascular screening for which artificial intelligence tools have now been approved for reimbursement, that give further benefit to our patients rather than just doing the CT scan itself. I think all of this will be part of our DeepHealth operating platform and I think you can look forward to us talking about other AI tools that we will expand into, to help improve both diagnostic accuracy and productivity for our radiologists.

Andrew Mok

Great, thanks for the color. Then secondly, I think your other category in your payor mix ticked up about 100 basis points sequentially. Just want to clarify what that other category is and what’s behind that uptick. Is that tied to the higher EBCD volumes as well? Thanks.

Mark Stolper

Yes, it’s everything that isn’t just patient scanning, so it’s management fees, it’s the category that doesn’t fit into MRI, CT, X-ray, ultrasound and mammography procedures, such as certain interventional procedures, and part of it had to do with when we—the reason why it shifted, I think about 1% quarter-over-quarter, had to do with when we re-jiggered our operating segments between the imaging center and the digital health segment and moving that eRAD business out of the imaging center segment, changed the proportions of those exams, but nothing fundamentally has changed with our business.

Andrew Mok

I was actually talking about the other category, the payor mix, not the procedure mix.

Mark Stolper

Oh, I’m sorry. I thought you were talking about the procedure mix.

Howard Berger

Yes, that would be from EBCD, because that’s self-pay, so it’s in the other category.

Mark Stolper

Yes, that’s likely the case, Andrew. I’ll double check …

Andrew Mok

Got it, okay.

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Mark Stolper

… and follow up with you.

Andrew Mok

Yes, that makes sense. Then are there any metrics you can share to give us a sense of the backlog or unmet demand? I think it’s clear that there’s strong demand backdrop and you have this patient backlog, but just curious if there’s anything you can share with us or give us a sense of that unmet demand. Thanks.

Howard Berger

I think that the backlogs are a function of, number one, more use of imaging and a greater adoption of it, aging population, a growing population, all of which require more and more imaging, and I think greater than previously determined shift away from hospitals. I think there is more effort on the part of payors to direct the business away from hospitals, again by education and giving the patients an alternative that they might not have previously realized were available to them.

I think this is important and has become more important as deductibles have risen with some of the newer products. When you stop to think about how much, if a patient goes to a hospital, they have to pay for, their co-pay segment of a scan, these numbers are rather substantial and eat through their deductible very quickly, and their effective use of that cash can go further for more health services if they elect to go to an outpatient facility, where as we’ve talked about in the past, the scanning differential can be three to five, or even more times in a hospital. I think all of these are coming together.

I think perhaps the other reason is that things that were more esoteric in the past are now becoming more familiar and patients are more comfortable with them, things like PET CT scanning, maybe in the past people thought was only done at veterinary clinics, but particularly as things like prostate screening and now for Alzheimer’s screening, as well as the general use of it in cancer for diagnostic staging, are now just being recognized by everybody of the enormous value that these tools are, so there’s greater adoption and greater demand for this coming from all sectors.

I would say that also, our experience for increased demand is not unique to RadNet. I think almost all of the people that we talk to in the industry, other large chain operators as well as acquisitions when we talk to our various opportunities here, are all experiencing increase in demand. What makes RadNet a little bit different is that our ability to take advantage of this by deploying capital, either by doing acquisitions or building de novo centers, allows us to address these kind of opportunities, which benefit not only our patients and referring physicians, but our communities as a whole. I just think that right now, imaging is enjoying a very important role in delivery of healthcare, and as I’ve said previously, I believe it is the gateway for population health and I believe normal people are coming to agree with that statement.

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Mark Stolper

Yes, and specifically to your question, Andrew, from the standpoint of what KPIs we look at in order to determine how big our backlogs are and whether we have to invest in those centers to expand them or build new centers, we particularly look at advanced imaging and how long it takes when a patient calls into our scheduling department, how long it takes them to actually come in and get their exam performed. For advanced imaging, if someone’s calling up for an MRI or a PET CT and is concerned that they have a serious injury or serious disease process, if we can’t get that patient in, in a matter of three or four days, we’re going to end up losing some of that business because the patient is not going to wait around a week or two to figure out if he or she has cancer.

We manage those—that scheduling, we try to, as much as we can, load balance with our scheduling departments that are centralized in that region and we’ll try to direct that patient to another center that might have a scanning slot that’s open with less waiting time, but unfortunately what we’re facing right now are some real scheduling difficulties, which is why we’ve determined that we need to build new centers and increase capacity.

The newer equipment, particularly in the areas of MRI have faster throughput these days, better post-processing software, so we are able to do more scanning in the same amount of work hours, and we’ve been, as much as we can over the last couple of years, trying to upgrade our MRI scanners to the newer technologies, but this is—it’s the highest class problem we can have, but it’s still a problem nonetheless, because we don’t want to lose this patient volume to our competitors. Referral patterns, physician relationships tend to be sticky, and so when you lose business to someone else, it’s hard to get that business back, which is why we’re trying to expand our capacity so quickly.

Andrew Mok

Great, thanks for all the color. Appreciate it.

Operator

Our next question comes from Yuan Zhi from B. Riley Securities. Please go ahead with your question.

Yuan Zhi

Good morning. Congrats on a great quarter and thank you for taking our questions. I have a couple.

First, if we take a step back, you have different market shares in different states. I’m curious, what was the reason to have higher market share in some states and the lower market share in others? Either way, was it because of lack of good acquisition targets or do you think you’ve reached certain critical mass in those states, say here in Texas or even new states, if you are expanding further, what would be the criteria or goal there?

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Mark Stolper

Sure, good morning, Yuan. When we look at a market, we don’t necessarily have a market share in mind. We have found in our operating history that there are tremendous benefits to operating at scale in local markets, most of which are around centralizing a lot of the business processes that we perform on behalf of our centers. For instance, we have the centralization of scheduling, pre-authorization, insurance verification, revenue cycle, marketing, among other things, and so when we think about building scale in a regional market, it’s not necessarily driving towards a particular market share. It is really the result of how we can grow the business profitably using the benefits of scale.

When we look at all of our markets, we want to have that benefit or we want to be able to achieve those benefits of scale, and there isn’t necessarily a magic market share where we can do that. When you look at where our sites are today, we certainly don’t have a lot of scale in the State of Florida - all four of our centers are in one particular market there in the Treasure Coast - the Port St. Lucie, Stuart area of Florida, but that’s a state where we would love to expand given the right opportunity. Arizona, we feel like we’re not yet getting the benefits of the scale that we could possibly have in the Phoenix area, and we did make an acquisition there with our partner, Dignity Health, where we acquired seven additional centers this quarter, as Dr. Berger mentioned in his prepared remarks.

I think the short answer to your question is we’d like scale in all of the markets that we have because of the ability to manage these business processes more efficiently and get better profitability from our assets.

Yuan Zhi

Got it, that’s very helpful. Maybe one additional housekeeping question here - great to see the increase of PET CT volumes related to PSMA. I’m curious, did you guys see any uptake on Alzheimer’s related procedures, both the PET CT part as well as the MRI part, in Q1 or recently in April?

Mark Stolper

Yes, we are starting to see more volume come in, in the Alzheimer’s area, both on the initial PET CT screen for the presence of these amyloid plaques, as well as some ongoing MRI monitoring once these patients are on these therapies, although we’re not seeing a lot of that because these patients are just starting to go onto these therapies.

There has been a delay in qualifying a lot of these patients onto some of the newer drug therapies and getting the initial diagnostic imaging approved to qualify these patients. The decision for this was passed down to the individual regional Medicare administrators, or what we call the Macs, and that has caused a delay; but we are starting to see some uptake, but we’re talking about patients in the hundreds of patients not the thousands or tens of thousands of patients that you would expect—that we would have expected to see by now. We still remain optimistic that this is going to happen. I think these therapies proved to be efficacious in their clinical trials. It’s going to lean heavily on advanced imaging, both on the initial PET CT screen to determine whether these patients are eligible for these therapies, as well as the ongoing MRIs that are indicated every three to four months for at least 18 months when these patients go on these therapies.

I think this is just another example that give us encouragement and optimism about the continued use of advanced imaging. Dr. Berger mentioned cardiac imaging, which in growing in popularity, the PSMA test on the PET CT side, Alzheimer’s, and there’s others that are coming down the road, particularly in the area of PET CT where there is a lot of development of some of these new radioactive tracers that are targeting very specific solid tumors, cancer tumors in the body. I think it’s going to be an ongoing process that unfolds here.

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Yuan Zhi

Great, thank you. That’s all from us.

Mark Stolper

Thank you, Yuan.

Operator

Our next question comes from Jim Sidoti with Sidoti & Company. Please go ahead with your question.

Jim Sidoti

Hi, thanks for taking the questions. I know it’s been a long call. Just two quick ones for me.

Can you update us on how things are going in Texas? I know it’s been a while since you entered a new market. How do you find this market? Is it easy to get paid, and is it easy to do business there?

Mark Stolper

Yes, well, it’s a little hard to say now. We completed the first acquisition of seven centers—we completed that on April 1, so we don’t have a whole lot of operating experience there as of yet. I think the integration of that business and what we call the RadNet-ization is just at the very beginning stages. The other acquisition that we’ve announced of the American Health imaging centers in Houston, that’s scheduled to close in the June-July timeframe, and we anticipate some further integration of those two operations to create a platform from which we can grow at that point.

I think we’ll have a lot better feeling of and a better way of answering your questions in the coming quarters, but early indication is that this is a very attractive market, good demographics, good payor relationships. We think that we’ve identified and partnered with an excellent group of radiologists and they’re motivated, as are we, to really grow that platform through further acquisitions, de novo centers. There’s a number of hospital relationships in that market that could be interesting to us as we continue to grow there, so I think we’re highly encouraged from what we see so far.

Jim Sidoti

Okay, all right. Second one, can you just give us updated share counts, what we should be using for Q2 and Q3 this year?

Mark Stolper

Could you repeat that? Sorry, it was a little difficult to hear you.

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Jim Sidoti

Sorry, it was a question on what’s the right share count for the rest of the year.

Mark Stolper

Sure, so we have somewhere in the 73 million to 74 million outstanding shares. We typically wouldn’t— unless we’re doing any acquisitions using our stock for the remainder of the year, we don’t expect that share count to go up significantly. Generally speaking, it’s the first quarter where we issue equity to our existing employee base as part of their annual compensation, so that was already completed in the first quarter, so I wouldn’t expect anything to increase our shares materially between now and the end of the year, unless there’s some acquisition where we choose to use stock.

Jim Sidoti

Great, thank you.

Mark Stolper

Thanks Jim.

Operator

Ladies and gentlemen, at this time, I am showing no additional questions. I’d like to turn the floor back over to Management for any closing remarks.

Howard Berger

All right, thank you, Operator. Again, I would like to take this opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you for your time today, and I look forward to our next call.

Operator

Ladies and gentlemen, with that, we’ll be concluding today’s conference call and presentation. We thank you for joining. You may now disconnect your lines.

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